                                  EXHIBIT 21

                                 SUBSIDIARIES

                                                STATE OR COUNTRY      PERCENTAGE
COMPANY                                         OF INCORPORATION        OWNED
-------------------------------------------  --------------------  --------------
Research in Acoustics, Inc..................   New York                  100%
IAC Realty Corporation......................   New York                  100%
IAC Development Corporation.................   New York                  100%
Industrial Acoustics Company, Ltd...........   England                   100%
Intra-Acoustics Company, Ltd................   Canada                    100%
Industrial Acoustics Company, S.C. Inc. ....   South Carolina            100%